Filed Pursuant to Rule 433
Registration Statement No. 333-227001

       Index (USD)  Volatility p.a. (%) 31Y 5Y Base      Sharpe Ratio41Y 5Y Base      12 Month ReturnBest Worst  Worst Drawdown(%) DUW5    Beta1Y 5Y    Index (I)Benchmark (B)  11.512.5  12.514.5  15.720.2  ‐0.890.43  0.280.20  0.230.08  82.8 ‐23.7113.5 ‐61.3  ‐26.1‐65.2  18117  0.471.00  0.381.00  Variation (I) ‐ (B)  ‐1.0  ‐1.9  ‐4.5  ‐1.32  0.07  0.15  ‐30.6 37.6  39.1  ‐98  ‐  ‐      Index (USD)  Return (%) 21M 3M YTD  Return p.a. (%)1Y 3Y 5Y Base  YoY Return (%)’14 ’15 ’16 ’17 ’18  Index (I)Benchmark (B)  ‐0.2 1.8 ‐9.0‐0.1 6.1 10.2  ‐8.8 7.4 3.8 3.17.3 9.0 3.1 0.3  2.0 ‐8.0 5.8 31.4 3.5‐2.2 ‐14.9 11.2 37.3 ‐14.6  Variation (I) ‐ (B)  ‐0.1 ‐4.3 ‐19.2  ‐16.1 ‐1.6 0.7 2.8  4.2 6.9 ‐5.4 ‐5.9 18.1  Index Objectives:The RBC Emerging Market Tactical Equity Total Return Index is designed to meet or exceed risk‐ adjusted returns relative to the benchmark by optimizing asset allocation between Emerging Markets equities and cash. This dynamic asset allocation is implemented by observing bullish or bearish trends in Emerging Markets equities, on a monthly basis, to determine the exposure until the next monthly observation.  Index Ticker Symbols: Bloomberg: RBCEETUT Index Thomson Reuters: .RBCEETUT  Index Launch Date:February 18, 2019  Index Base Date:October 31, 2007  Asset Class:EquityFixed Income (Cash)  Allocations:MSCI Emerging Markets Futures contract Federal Funds Rate  Availability:Investors cannot invest directly in the Index.The Index can be used as an underlying for various investment vehicles to provide exposure to investors.  RBC Emerging Market Tactical Equity Total Return IndexPerformance Factsheet    Performance1, 2 – Total Return (USD)     Index Description The Index provides exposure to either Emerging Markets equities or cash (the Federal Funds rate). This allocation determination is based on monthly observations of a pre‐ defined Tactical Trigger: the 100 daily moving average (100 DMA) of the iShares MSCI Emerging Markets ETF (Bloomberg: EEM US Equity; the ETF). The Index obtains exposure to Emerging Markets equities by tracking the performance of the futures contract.On the specified monthly determination date, if the ETF is at or above its 100 DMA (a bullish trend), the Index will allocate to equity via the MSCI Emerging Markets futures contract plus the Federal Funds rate (to replicate the total return) or only to the Federal Funds rate if the ETF is below its relevant 100 DMA (a bearish trend).  November 30, 2019  Last Allocation Date:November 13, 2019Benchmark:MSCI EM Net Total Return USD Index Bloomberg: M1EF IndexThomson Reuters: .MIEF00000NUSLiquidity:The Index tracks equity futures and cash. The tracked futures contract averages significantly in excess of $1bn in daily trading volume.  1 Daily data from October 31, 2007 to November 30, 2019. Index re‐based to 100 on October 31, 2007. Please see the final page for important information about the presentation of the performance information set forth in this document2 Source: Solactive AG, Bloomberg, RBC Capital Markets3 Based on daily returns, annualized with a 252‐day factor4 Based on the average of daily excess returns against Fed Funds, annualized with a 252‐day factor5 Duration Under Water: number of months taken by the Index and the Benchmark to increase back to their respective previous highest level after a market decline                            20  1  60  100  140  180  Oct 07  Mar 09  Jul 10  Nov 11  Mar 13  Jul 14  Nov 15 Mar 17  Jul 18  Nov 19  Index Benchmark

RBC Capital Markets

November 30, 2019

Allocation History¹ (over last 12 months)

Determination Date	Allocation Date	MSCI Emerging Markets Futures	Cash	Index Performance *	Benchmark Performance *
November 11, 2019	November 13, 2019	100%	0%	TBD**	TBD**
October 14, 2019	October 16, 2019	100%	0%	1.7%	2.0%
September 16, 2019	September 18, 2019	100%	0%	0.6%	0.4%
August 12, 2019	August 14, 2019	0%	100%	0.2%	6.2%
July 15, 2019	July 17, 2019	100%	0%	-9.6%	-8.4%
June 17, 2019	June 19, 2019	0%	100%	0.2%	2.2%
May 13, 2019	May 15, 2019	0%	100%	0.2%	2.7%
April 15, 2019	April 17, 2019	100%	0%	-7.7%	-7.2%
March 11, 2019	March 13, 2019	100%	0%	4.5%	4.6%
February 11, 2019	February 13, 2019	100%	0%	1.6%	1.0%
January 14, 2019	January 16, 2019	0%	100%	0.2%	3.3%
December 17, 2018	December 19, 2018	0%	100%	0.2%	4.6%

¹ Determination Date was two business days prior to Allocation Date

* Performances between current and next Allocation Date; ** To be determined on the next Allocation Date (December 18, 2019)

Allocation Snapshot (as of November 30, 2019)


$55
$50
$45
$40
$35
$30
$25
$20
EEM Price
Current Allocation
100% Equity
(as of November 13, 2019)
100 DMA
iShares MSCI Emerging Market ETF (EEM)
Nov 15 May 16 Nov 16 May 17 Nov 17 May 18 Nov 18 May 19 Nov 19

Characteristics Snapshot

As of Last Determination Date (November 11, 2019)

Indicator	Closing Level	Tactical Trigger
Emerging Market (EEM)	43.37	4.1% ABOVE 100 DMA

As of Month End (November 30, 2019)

Indicator	Closing Level	Distance from DMA
Emerging Market (EEM)	42.54	2.1%

Date	Last	Next
Determination	November 11, 2019	December 16, 2019
Allocation	November 13, 2019	December 18, 2019

Monthly Returns (%, as of November 30, 2019)

Index	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2019	0.2%	1.0%	1.2%	2.4%	-6.1%	0.2%	-2.2%	-7.4%	-2.0%	4.1%	-0.2%		-9.0%
2018	8.2%	-5.8%	0.4%	-0.2%	0.1%	0.1%	0.2%	0.2%	0.2%	0.2%	0.2%	0.2%	3.5%
2017	2.4%	1.8%	3.4%	1.9%	2.6%	1.0%	5.7%	2.1%	0.1%	3.3%	-0.3%	3.7%	31.4%
2016	0.0%	0.0%	3.4%	0.6%	-3.9%	4.4%	5.6%	0.8%	2.9%	-1.0%	-6.7%	0.0%	5.8%
2015	0.0%	0.3%	-1.4%	-0.7%	-4.0%	-2.5%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	-8.0%
2014	-3.9%	0.0%	0.0%	-0.7%	3.0%	2.3%	1.3%	3.0%	-2.8%	0.0%	0.0%	0.0%	2.0%
2013	-0.1%	-2.2%	-1.1%	-4.0%	0.0%	0.0%	0.0%	0.0%	-5.9%	4.2%	-1.0%	0.4%	-9.6%

Benchmark	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Year
2019	8.8%	0.2%	0.8%	2.1%	-7.3%	6.2%	-1.2%	-4.9%	1.9%	4.2%	-0.1%		10.2%
2018	8.3%	-4.6%	-2.0%	-0.3%	-3.5%	-4.2%	2.2%	-2.7%	-0.5%	-8.7%	4.1%	-2.6%	-14.6%
2017	5.5%	3.1%	2.5%	2.2%	3.0%	1.0%	6.0%	2.2%	-0.4%	3.5%	0.2%	3.6%	37.3%
2016	-6.5%	-0.2%	13.2%	0.5%	-3.7%	4.0%	5.0%	2.5%	1.3%	0.2%	-4.6%	0.2%	11.2%
2015	0.6%	3.1%	-1.4%	7.7%	-4.0%	-2.6%	-6.9%	-9.0%	-3.0%	7.1%	-3.9%	-2.2%	-14.9%
2014	-6.5%	3.3%	3.1%	0.3%	3.5%	2.7%	1.9%	2.3%	-7.4%	1.2%	-1.1%	-4.6%	-2.2%
2013	1.4%	-1.3%	-1.9%	1.0%	-2.6%	-6.4%	1.0%	-1.7%	6.5%	4.9%	-1.5%	-1.4%	-2.6%

Page 2 of 4

Capital Markets

November 30, 2019

Summary of Index Methodology:


RBC Emerging Market
Tactical Equity Total Return Index
Tactical Trigger – Determined 2 Trading Days Before Allocation
100-day Moving Average
iShares MSCI EM ETF
(EEM)
Monthly Allocation – Is Tactical Trigger Bullish or Bearish?
Bullish Tactical Trigger
iShares MSCI EM ETF Spot
above the Tactical Trigger
MSCI EM Future
+
Federal Funds Rate
OR
Federal Funds Rate
Bearish Tactical Trigger
iShares MSCI EM ETF Spot
below the Tactical Trigger

Page 3 of 4

November 30, 2019  This communication has been generated by employees of RBC Capital Markets’ Global Equity Linked Products, and is not a research report or a product of RBC Capital Markets’ Research Department.This presentation should not be distributed to or shown to anyone other than the intended audience.This document is for informational purposes only and is not intended to set forth a final expression of the terms and conditions of any offering, and may be amended, superseded or replaced in its entirety by subsequent summaries. When making an investment decision, any prospective investor should rely solely on the relevant transaction documentation, which will contain the final terms and conditions of the transaction. The information contained herein has been compiled from sources believed to be reliable by RBC Capital Markets or any of its businesses. Neither RBC Capital Markets nor any of its businesses or representatives has undertaken any independent review or due diligence of such sources. This document shall not constitute a commitment or recommendation to enter into any transaction by any RBC entity.All information, terms and pricing set forth herein is indicative and subject to change without notice. Any opinions expressed herein reflect our judgment at the date and time hereof and are subject to change without notice. The information contained in this document has been internally developed or taken from trade and statistical services and other sources which we deem reliable. Transactions of the type described herein may involve a high degree of risk and the value of such investments may be highly volatile. Such risks may include, without limitation, risk of adverse or unanticipated market developments, risk of issuer default and risk of illiquidity. In certain transactions, counterparties may lose their entire investment or incur an unlimited loss.This brief statement does not purport to identify or suggest all the risks (directly or indirectly) and other significant aspects in connection with transactions of the type described herein, and investors should ensure that they fully understand the terms of the transaction, including the relevant risk factors and any legal, tax, regulatory or accounting considerations applicable to them, prior to transacting. No representation is made concerning the legal, tax, regulatory or accounting implications in any applicable jurisdiction, and we are not advising you in respect of such matters.Accordingly you must independently determine, with your own advisors, the appropriateness for you of the transaction before transacting. RBC is acting solely in the capacity of an arm’s length contractual counterparty and not in the capacity of your financial adviser or fiduciary.RBC Capital Markets is the global brand name for the capital markets business of Royal Bank of Canada and its affiliates, including RBC Capital Markets, LLC (member FINRA, NYSE and SIPC); RBC Dominion Securities Inc. (member IIROC and CIPF); Royal Bank of Canada ‐ Sydney Branch (ABN 86 076 940 880); RBC Capital Markets (Hong Kong) Limited (regulated by the Securities and Futures Commission of Hong Kong and the Hong Kong Monetary Authority) and RBC Europe Limited (authorized by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and Prudential Regulation Authority.)Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offerings to which this document relates. Before you invest, you should read those documents and the other documents relating to these offerings that Royal Bank of Canada has filed with the SEC for more complete information about us and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Royal Bank of Canada, any agent or any dealer participating in this offering will arrange to send you the prospectus and any related supplements if you so request by calling toll‐ free at 1‐877‐688‐2301.® Registered trademark of Royal Bank of Canada. Used under license. All rights reserved.Important Information About the Historical Performance of the IndexThe Index was launched on February 18, 2019. Accordingly, all of the information about the performance of the Index prior to that date is based on hypothetical back‐tested information.The hypothetical performance of the Index is based on criteria that have been applied retroactively with the benefit of hindsight; these criteria cannot account for all financial risk that may affect the actual performance of the Index in the future. The future performance of the Index may vary significantly from the hypothetical performance data in this document. For example, the futures contracts and ETF upon which the Index is based did not exist during all the periods shown; accordingly, we have used other related financial assets for those periods, when needed. In addition, please note that the back‐tested performance of the Index set forth in this document does not reflect the deduction of any fees and charges that would be applicable to a financial instrument that references the Index.For the full Index methodology, please visit the following link: www.solactive.com    4